Exhibit 99.1

SILVERLEAF RESORTS, INC. REPORTS FIRST QUARTER 2006 RESULTS

DALLAS, TEXAS. (May 2, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced its financial results for the first quarter ended March 31, 2006.

2006 First Quarter Financial Highlights:

▪	Vacation Interval sales increased by 37.6% to $41.5 million
▪	Net income increased by 146.4% to $6.2 million
▪	Adoption of SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions,” results in new income statement categories
▪	Earnings guidance for 2006 increased to net income of $21 million to $22 million ($0.53 to $0.56 per diluted share)

“It is gratifying to see the momentum in 2005 carry into the first quarter of 2006, as we reported significantly better results this quarter compared to the same period last year,” commented Sharon K. Brayfield, President. Ms. Brayfield further commented, “Our Vacation Interval sales growth during the first quarter is attributed primarily to increased efficiencies in sales to new and existing customers. Our focus will continue to be on sales to existing customers while providing new vacation experiences, such as the indoor water park we plan to build at The Villages Resort in East Texas and the recent acquisition of The Pinnacle Lodge in Winter Park, CO. In addition, new sales initiatives, such as the Silverleaf Vacation Stores in the Dallas and Chicago markets as well as targeted acquisitions, will help us to continue to grow sales to new customers.”

Adoption of SFAS No. 152:

As required, the Company adopted SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” as of January 1, 2006. The adoption of SFAS No. 152 prospectively revises the classification of certain revenue and cost activity. However, the adoption of SFAS No. 152 did not have a material effect on our reported first quarter 2006 net income, nor did it result in a cumulative effect adjustment.

Since SFAS No. 152 did not permit the reclassification of our prior period consolidated financial statements, we have provided a Consolidated Statements of Operations Demonstrating the Impact of Adoption of SFAS No. 152 exhibit to provide users of our financial statements with a meaningful comparison of current year operating results to prior years by presenting a comparison of the Company’s results as reported and as its results would have been reported had SFAS No. 152 not been adopted.

2006 First Quarter Results:

Vacation Interval sales increased 37.6% to $41.5 million during the first quarter of 2006 compared to $30.1 million during the first quarter of 2005. Vacation Interval sales to new customers increased 33.2% to $20.0 million on a 6.8% increase in new customer tours. Vacation Interval sales to existing customers increased 41.9% to $21.5 million on a 1.2% increase in existing customer tours.

Total revenue for the first quarter of 2006 increased to $45.7 million compared to $42.1 million in the year ago quarter. Total revenue in the first quarter of 2006 is decreased by estimated uncollectible revenue of $7.2 million in accordance with SFAS No. 152, representing estimated future gross cancellations of notes receivable prior to any recoveries of inventory. In addition, under SFAS No. 152, sampler sales are accounted for as incidental operations, which requires that any such incidental revenues be recorded as a reduction of incremental costs or expenses. Accordingly, $0.8 million of sampler sales, which would have been reported as revenue prior to adoption of SFAS No. 152, were accounted for as a reduction to sales and marketing expense in the quarter ended March 31, 2006. Had these two changes mandated by SFAS No. 152 not been made, revenues would have increased by 27.4% to $53.6 million.

Sales and marketing expense decreased to 46.4% of Vacation Interval sales for the first quarter of 2006 from 57.0% for the first quarter of 2005. Had sales and marketing expense not been reduced by sampler sales, as described above, sales and marketing expense would have been 48.2% of Vacation Interval sales.

Cost of Vacation Interval sales decreased to 10.1% of Vacation Interval sales in 2006 from 15.7% in 2005, due predominantly to the requirement under SFAS No. 152 that cost of sales be reduced by the estimated future recoveries of inventory, as described above. Without this change, cost of vacation interval sales would have been 14.4% of Vacation Interval sales for the quarter ended March 31, 2006.

As required by SFAS No. 152, in 2006 there is no longer a cost and operating expense for the provision for uncollectible notes as it is now replaced by the estimated uncollectible revenue offset to sales and corresponding decrease in cost of sales described above. Without this change, the first quarter 2006 provision for uncollectible notes expense would have been $5.4 million, or 13.0% of 2006 Vacation Interval sales, compared to $5.3 million for 2005, or 17.5% of Vacation Interval sales.

During the first quarter of 2006, Silverleaf recorded income tax expense at 38.5% of pre-tax income, compared to 20.0% of pre-tax income in the first quarter of 2005. The increase in the estimated effective income tax rate is due to the transition in 2005 from fully reserved net deferred tax assets at December 31, 2004 to net deferred tax liabilities at December 31, 2005. Income tax expense for 2006 is therefore recorded at full statutory rates.

Net income for the quarter ended March 31, 2006 increased to $6.2 million, or $0.16 per diluted share compared to net income of $2.5 million, or $0.06 per diluted share for the quarter ended March 31, 2005.

Outlook

Due primarily to increased sales efficiencies achieved in the first quarter of 2006, the Company is increasing its guidance for 2006 to net income of $21 million to $22 million ($0.53 to $0.56 per diluted share).

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

Contact:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218

or
Investor Relations
Erica Pettit, 212-850-5614

or
Media
Jessy Adams, 212-850-5684

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Vacation Interval sales	$41,467	$30,137
Estimated uncollectible revenue	(7,186)	-
Sampler sales	-	641
Net sales	34,281	30,778

Interest income	10,095	9,757
Management fee income	465	450
Gain on sale of notes receivable	-	669
Other income	831	426
Total revenues	45,672	42,080

Costs and Operating Expenses:
Cost of Vacation Interval sales	4,181	4,718
Sales and marketing	19,232	17,184
Provision for uncollectible notes	-	5,275
Operating, general and administrative	7,189	6,728
Depreciation and amortization	539	798
Interest expense and lender fees	4,425	4,385
Total costs and operating expenses	35,566	39,088

Income before provision for income taxes and discontinued operations	10,106	2,992
Provision for income taxes	(3,891)	(598)
Net income from continuing operations	6,215	2,394

Discontinued Operations
Net income from discontinued operations (net of taxes)	-	128

Net income	$6,215	$2,522

Basic income per share:
Net income from continuing operations	$0.17	$0.07
Net income from discontinued operations	$-	$-
Net income	$0.17	$0.07

Diluted income per share:
Net income from continuing operations	$0.16	$0.06
Net income from discontinued operations	$-	$-
Net income	$0.16	$0.06

Weighted average basic common shares outstanding	37,494,304	36,861,169

Weighted average diluted common shares outstanding	38,615,036	38,943,016

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
DEMONSTRATING IMPACT OF ADOPTION OF SFAS NO. 152
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31, 2006
	As Reported - Reflects Adoption of SFAS No.152	Comparable to 2005 - Does Not Reflect SFAS No. 152	Three Months Ended March 31, 2005
Revenues:
Vacation Interval sales	$41,467	$41,467	$30,137
Estimated uncollectible revenue	(7,186)	-	-
Sampler sales	-	768	641
All other revenue	11,391	11,391	11,302
Total revenues	45,672	53,626	42,080

Costs and Operating Expenses:
Cost of Vacation Interval sales	4,181	5,977	4,718
Sales and marketing	19,232	20,000	17,184
Provision for uncollectible notes	-	5,390	5,275
All other costs and expenses	12,153	12,153	11,911
Total costs and operating expenses	35,566	43,520	39,088

Income before provision for income taxes and discontinued operations	10,106	10,106	2,992
Provision for income taxes	(3,891)	(3,891)	(598)
Net income from continuing operations	6,215	6,215	2,394

Discontinued Operations
Net income from discontinued operations (net of taxes)	-	-	128

Net income	$6,215	$6,215	$2,522

Basic income per share:
Net income from continuing operations	$0.17	$0.17	$0.07
Net income from discontinued operations	$-	$-	$-
Net income	$0.17	$0.17	$0.07

Diluted income per share:
Net income from continuing operations	$0.16	$0.16	$0.06
Net income from discontinued operations	$-	$-	$-
Net income	$0.16	$0.16	$0.06

Weighted average basic common shares outstanding	37,494,304	37,494,304	36,861,169

Weighted average diluted common shares outstanding	38,615,036	38,615,036	38,943,016

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2006	2005
	(unaudited)
Cash and cash equivalents	$7,942	$10,990
Restricted cash	7,955	4,893
Notes receivable, net of allowance for uncollectible notes of $64,837 and $52,479, respectively	182,756	177,572
Accrued interest receivable	2,347	2,243
Investment in special purpose entity	22,245	22,802
Amounts due from affiliates	937	680
Inventories	138,912	117,597
Land, equipment, buildings, and utilities, net	10,192	10,441
Land held for sale	203	495
Prepaid and other assets	16,318	14,083

TOTAL ASSETS	$389,807	$361,796

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$8,554	$9,556
Accrued interest payable	1,655	1,354
Amounts due to affiliates	1,095	544
Unearned revenues	5,343	5,310
Taxes payable	2,571	1,268
Deferred taxes payable, net	12,152	8,485
Notes payable and capital lease obligations	194,131	177,269
Senior subordinated notes	33,175	33,175

Total Liabilities	258,676	236,961

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,494,304 shares issued and outstanding at March 31, 2006 and at December 31, 2005	375	375
Additional paid-in capital	112,288	112,207
Retained earnings	18,468	12,253

Total Shareholders' Equity	131,131	124,835

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$389,807	$361,796